Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our reports dated March 29, 2007, with respect to the consolidated financial statements of AGY Holding Corp. and Subsidiaries as of December 31, 2006 (Successor Company), and for the periods from April 7, 2006 (inception) through December 31, 2006 (Successor Company), the period January 1, 2006 through April 6, 2006 (Predecessor Company), and the year ended December 31, 2005 (Predecessor Company) contained in the Form S-4 Registration Statement and Prospectus. We consent to the use of the aforementioned reports in the Registration Statement and Prospectus, and to the use of our name as it appears under the caption “Experts.”

/s/  Grant Thornton LLP

Charlotte, North Carolina

May 8, 2008